Exhibit 99

                               OMNICOM GROUP INC.
                        1998 INCENTIVE COMPENSATION PLAN

1. Purpose of the Plan

      The purpose of the Omnicom Group Inc. 1998 Incentive Compensation Plan (the "Plan") is to further the interests of Omnicom Group Inc. (the "Company") and its shareholders by providing performance incentives to those key employees of the Company and its Subsidiaries who are largely responsible for the management and growth of the business of the Company and its Subsidiaries and to strengthen the link of non-employee directors of the Company directly with the interests of the shareholders.

2. Definitions

      For purposes of the Plan, the following terms shall be defined as set forth below:

            (a) "Award" means any Option, Performance Incentive, Restricted Stock, Stock granted as a bonus or in lieu of cash or other obligations under other plans or compensatory arrangements, cash payments, including cash bonuses, or Dividend Equivalent Right granted to a Participant under the Plan.

            (b) "Award Agreement" means the written agreement, instrument or document evidencing an Award.

            (c) "Change of Control" means and includes each of the following:
      (i) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by any person or entity or any group of persons or entities who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary, of any securities of the Company such that, as a result of such acquisition, such person, entity or group either (A) beneficially owns (within the meaning of Rule 13d-3 under the Exchange
      Act), directly or indirectly, more than 20% of the Company's outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board of Directors of the Company or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board; (ii) a change in the composition of the Board of Directors of the Company such that a majority of the members of the Board of Directors of the Company are not Continuing Directors; or (iii) approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or approval by shareholders of the Company of a plan of complete dissolution or liquidation of the Company or an agreement for the sale or disposition by the Company of (in one or more transactions) all or substantially all of the Company's assets.

            Notwithstanding the foregoing, the preceding events shall not be deemed to be a Change of Control if, prior to any transaction or transactions causing such change, a majority of the Continuing Directors shall have voted not to treat such transaction or transactions as resulting in a Change of Control.

            (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

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            (e) "Committee" has the meaning attributed to such term in Section 3 hereof.

            (f) A "Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board on the effective date of the Plan or (ii) was nominated for election or elected to such Board with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

            (g) "Dividend Equivalent Amount" means the amount resulting from multiplying (i) the dividend per share of Stock payable on a dividend payment date by (ii) the number of shares of Stock subject to the Stock-Based Award with respect to which a Dividend Equivalent Right is granted.

            (h) "Dividend Equivalent Right" means a right granted to a Participant to receive with respect to any Stock-Based Award (other than Restricted Stock or Options) granted to such Participant the Dividend Equivalent Amount on the payment date of each dividend on Stock during the period from the date of grant of such Stock-Based Award to the final payment of such Stock-Based Award.

            (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

            (j) "Fair Market Value" means, with respect to Stock, Awards, or other property, the fair market value of such Stock, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee in good faith and in accordance with applicable law. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall mean the mean of the high and low sales prices of Stock on the relevant date as reported on the stock exchange or market on which the Stock is primarily traded, or if no sale is made on such date, then the Fair Market Value shall mean the weighted average of the mean of the high and low sales prices of the Stock on the next preceding day and the next succeeding day on which such sales were made, as reported on the stock exchange or market on which the Stock is primarily traded.

            (k) "ISO" means any Option designated as an incentive stock option within the meaning of Section 422 of the Code.

            (l) "Non-Employee Director" means any director of the Company who is not also an employee of the Company or of a Subsidiary.

            (m) "Option" means a right granted to a Participant pursuant to
      Section 6(b) hereof to purchase Stock at a specified price during specified time periods. An Option may be either an ISO or a nonstatutory Option (an Option not designated as an ISO).

            (n) "Participant" has the meaning attributed to such term in Section 3(a) hereof and includes, to the extent applicable hereunder, any Non-Employee Director who elects to receive Stock pursuant to Section 8 hereof.

            (o) "Performance-Based Award" has the meaning attributed to such term in Section 7(g) hereof.

            (p) "Performance Incentive" means a right granted to a Participant pursuant to Section 6(c) hereof to receive a payment in cash, Stock or a combination of cash and Stock, if specified performance goals are met in a specified time period of more than twelve months.


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            (q) "Restricted Stock" means Stock awarded to a Participant pursuant to Section 6(d) hereof that may be subject to certain restrictions and to a risk of forfeiture.

            (r) "Stock" means the common stock, $0.50 par value, of the Company.

            (s) "Stock Based Award" means a right that may be denominated or payable in, or valued in whole or in part, by reference to the market value of, Stock, including Options, Performance Incentives, Restricted Stock and Stock granted as a bonus or as an Award in lieu of cash payments.

            (t) "Subsidiary" means any corporation that is a subsidiary of the Company within the meaning of Section 424(f) of the Code, and any entity that is organized as a limited liability company in which the Company, directly or indirectly, possesses 50% or more of the voting power of all members of such limited liability company entitled to vote.

3. Administration of the Plan

      The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). Except to the extent expressly set forth in Section 8 hereof or elsewhere herein, the Committee shall have and exercise all power and authority under the Plan. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, employees, Participants, persons claiming rights from or through Participants and shareholders of the Company.

      Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion (a) to select the key employees who will receive Awards pursuant to the Plan ("Participants"), (b) to determine the type or types of Awards to be granted to each Participant, (c) to determine the number of shares of Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (d) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards or other property, or an Award may be cancelled, forfeited, or surrendered; (e) to establish performance goals and to determine whether, and to certify that, performance goals to which the settlement of an Award is subject are satisfied; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan, and to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and (g) to make all other determinations as it may deem necessary or advisable for the administration of the Plan. The Committee may delegate to officers or managers of the Company or any Subsidiary or to unaffiliated service providers the authority, subject to such terms as the Committee shall determine, to perform administrative functions and to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3, Section 162(m) of the Code and applicable law.

4. Participation in the Plan

      Participants in the Plan shall be selected by the Committee from among the key employees of the Company and its Subsidiaries and shall include, to the extent applicable hereunder, Non-Employee Directors electing to receive Stock in accordance with Section 8 hereof.


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5. Maximum Amount Available for Awards

      (a) Basic Limitation. Subject to the provisions of Sections 5(b) through 5(d) and 9(a) hereof, the maximum number of shares of Stock in respect of which Awards may be granted in any calendar year is 1.5% of the total number of shares of Stock issued and outstanding on the first day of that calendar year.

      (b) Additional Shares. In addition to the shares of Stock authorized by
Section 5(a) hereof, the following shares may be the subject of Awards under the
Plan:

            (i) Carryovers. If the maximum number of shares of Stock in respect of which Awards may be granted in any calendar year pursuant to this
      Section 5 (the "Maximum Shares") exceeds the number of shares of Stock in respect of which Awards are granted in that calendar year (the "Covered Shares"), Shares equal to the excess of the Maximum Shares over the Covered Shares ("Unused Shares") shall be added to the shares of Stock otherwise available for Awards in the immediately following calendar year. Unused Shares may be carried over to each subsequent calendar year in succession to the extent that Awards are not granted in respect of the Unused Shares.

            (ii) Surrender of Shares. If a Participant tenders, or had withheld, as provided elsewhere herein, shares of Stock in payment of all or part of the option price under an Option granted under the Plan, or in satisfaction of withholding tax obligations, the shares of Stock tendered by the Participant or so withheld shall become available for Awards.

            (iii) Forfeiture of Shares. If shares of Stock that are issued under the Plan are subsequently forfeited (or if an Award with respect to shares of Stock is forfeited) in accordance with the terms of the Award, the forfeited shares of Stock shall immediately become available for Awards.

            (iv) Payment of Cash in Lieu of Shares. To the extent that cash is paid pursuant to an Award in lieu of shares of Stock, the shares of Stock covered by the Award shall become available for Awards.

      (c) Aggregate Limitation on ISOs and Restricted Shares. Subject to the provisions of Section 9(a) hereof, during the term of the Plan, no more than 200,000 shares of Stock in the aggregate may be the subject of ISOs, and not more than fifty percent (50%) of the total number of shares of Stock available to be granted pursuant to Sections 5(a) and 5(b) in any calendar year shall be Restricted Stock.

      (d) Shares Available for Issuance. Shares of Stock may be made available from the authorized but unissued shares or from shares held in the Company's treasury and not reserved for some other purpose. If an Award is payable solely in cash, no shares of Stock shall be deducted from the number of shares available for issuance under this Section 5 by reason of such Award.

6. Awards

      (a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 9(a) hereof), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant and terms of partial payments for partial achievements of performance goals; provided, however, that the Committee shall retain full


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power to accelerate or waive any such additional term or condition as it may have previously imposed. All Awards shall be evidenced by an Award Agreement.

      (b) Options. The Committee may grant Options to Participants (in the case of ISOs, limited to the Participants who are key employees of the Company and any Subsidiary within the meaning of Section 424(f) of the Code) on the following terms and conditions:

            (i) Exercise Price. The exercise price of each Option shall be determined by the Committee at the time the Option is granted, but (except as provided in Section 7(a) hereof) the exercise price of any Option shall not be less than the Fair Market Value of the shares of Stock covered thereby at the time the Option is granted.

            (ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, whether the exercise price shall be paid in cash, by the surrender at Fair Market Value of shares of Stock, in any combination of cash and shares of Stock, in other Awards, or in other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, such as through "cashless exercise" arrangements, to the extent permitted by applicable law), and the methods by which Stock will be delivered or deemed to be delivered to Participants.

            (iii) ISOs. The terms of any Option granted under the Plan as an ISO shall comply in all respects with the provisions of Section 422 of the Code, including, but not limited to, the requirement that no ISO shall be granted more than ten years after the effective date of the Plan.

      (c) Performance Incentives. The Committee is authorized to grant Performance Incentives to Participants on the following terms and conditions:

            (i) Performance Criteria and Period. At the time it makes an award of Performance Incentives, the Committee shall establish both the performance goal or goals and the performance period or periods applicable to the Performance Incentive so awarded. A performance goal shall be a goal, expressed in terms of the attainment by the Company or any Subsidiary, division or department of specific amounts of, or increase in, one or more of the following, any of which may be measured either in absolute terms or as compared to another company or companies: earnings per share, net income, return on equity, total stockholder return, revenue, cash flow, shareholders' equity, market performance and/or the completion of certain business or capital transactions, or other measurement deemed appropriate by the Committee. The performance period will be the period of time over which one or more of the performance goals must be achieved, which may be of such length longer than twelve months as the Committee, in its discretion, shall select.

            (ii) General. Neither the performance goals nor the performance periods need be identical for all Performance Incentives at any time or from time to time. The Committee shall have the authority, in its discretion, to accelerate the time at which any performance period will expire or waive or modify the performance goals of any Participant or Participants. The Committee may also make such adjustments, to the extent it deems appropriate, to the performance goals for any Performance Incentive awarded to compensate for, or to reflect, any material changes which may have occurred in accounting practices, tax laws, other laws or regulations, the financial structure of the Company, acquisitions or dispositions of business or Subsidiaries or any unusual circumstances outside of management's control which, in the sole judgment of the Committee, alters or affects the computation of such performance goals or the performance of the Company or any relevant Subsidiary, division or department.


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      (d) Restricted Stock. The Committee is authorized to grant Restricted
Stock to Participants on the following terms and conditions:

            (i) Restricted Period. Restricted Stock awarded to a Participant shall be subject to such restrictions on transferability and other restrictions for such periods as shall be established by the Committee, in its discretion, at the time of such Award, which restrictions may lapse separately or in combination as the Committee may determine, provided that such restrictions shall lapse not less than three years nor more than five years after the grant of such Award. Notwithstanding the foregoing, the Committee, in its discretion, may grant awards of Restricted Stock of up to 5% of the total number of shares of Stock available to be granted in any calendar year in the form of Restricted Stock subject to restrictions on transferability and other restrictions which may lapse less than three years after the grant of such Award.

            (ii) Forfeiture. Restricted Stock shall be forfeitable to the Company upon termination of employment during the applicable restricted periods. The Committee, in its discretion, whether in an Award Agreement or anytime after an Award is made, may accelerate the time at which restrictions or forfeiture conditions will lapse or remove any such restrictions, including upon death, disability or retirement, whenever the Committee determines that such action is in the best interests of the Company.

            (iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates may bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

            (iv) Rights as a Shareholder. Subject to the terms and conditions of the Award Agreement, the Participant shall have all the rights of a shareholder with respect to shares of Restricted Stock awarded to him or her, including, without limitation, the right to vote such shares and the right to receive all dividends or other distributions made with respect to such shares. If any such dividends or distributions are paid in Stock, the Stock shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which the Stock has been distributed.

      (e) Stock as a Bonus or in Lieu of Cash or Other Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of Company or Subsidiary obligations to pay cash or deliver other property under other plans or compensatory arrangements; provided that, in the case of Participants subject to Section 16 of the Exchange Act, such cash amounts are determined under such other plans in a manner that complies with applicable requirements of Rule 16b-3 so that the acquisition of Stock or other Awards hereunder shall be exempt from Section 16(b) liability. Stock or other Awards granted under this Section 6(e) shall be subject to such other terms as shall be determined by the Committee.

      (f) Cash Payments. The Committee is authorized, subject to limitations under applicable law, to grant to Participants cash payments, including cash bonuses, whether awarded separately or as a supplement to any Stock-Based Award. The Committee shall determine the terms and conditions of such Awards.

      (g) Dividend Equivalent Rights. The Committee is authorized to grant Dividend Equivalent Rights payable in cash, Stock or a combination of cash and Stock in tandem with any Stock-Based Awards (other than Restricted Stock or Options). The Committee shall determine the terms and conditions of such Awards.


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7. Additional Provisions Applicable to Awards

      (a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan or any award granted under any other plan of the Company or any Subsidiary, or any business entity acquired by the Company or any Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary. If an Award is granted in substitution for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. Awards granted in addition to, or in tandem with, other Awards or awards may be granted either as of the same time as, or a different time from, the grant of such other Awards or awards. The per share exercise price of any Option or purchase price of any other Award conferring a right to purchase Stock:

            (i) granted in substitution for an outstanding Award or award, shall be not less than the lesser of (A) the Fair Market Value of a share of Stock at the date such substitute Award is granted or (B) such Fair Market Value at that date, reduced to reflect the Fair Market Value at that date of the Award or award required to be surrendered by the Participant as a condition to receipt of the substitute Award; or

            (ii) retroactively granted in tandem with an outstanding Award or award, shall not be less than the lesser of the Fair Market Value of a share of Stock at the date of grant of the later Award or at the date of grant of the earlier Award or award.

      Notwithstanding the foregoing, except as provided in Section 9 hereof, the per share exercise price of any Award that is an Option or the purchase price of any other Award conferring a right to purchase Stock may not be decreased after the grant of the Award, and an Award that is an Option or any other Award conferring a right to purchase Stock may not be surrendered as consideration in exchange for the grant of a new Award that is an Option with a lower per share exercise price or any other Award conferring a right to purchase Stock at a lower purchase price.

      (b) Exchange and Buy Out Provisions. The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, other Awards (subject to Section 7(a) hereof), or other property based on such terms and conditions as the Committee shall determine and communicate to a Participant at the time that such offer is made.

      (c) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee.

      (d) Term of Awards. The term of each Award shall, except as provided herein, be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any ISO exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

      (e) Form of Payment. Subject to the terms of the Plan and any applicable Award Agreement, payments or transfers to be made by the Company or a Subsidiary upon the grant, exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards, or other property (and may be made in a single payment or transfer, in installments, or on a deferred basis), in each case determined in accordance with rules adopted by, and at the discretion of, the Committee. (Such payments may include, without limitation,


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

provisions for the payment or crediting of reasonable interest on installments or deferred payments.) The Committee, in its discretion, may accelerate any payment or transfer upon a change in control as defined by the Committee. The Committee may also authorize payment upon the exercise of an Option by net issuance or other cashless exercise methods and may permit a Participant to pay the exercise price upon the exercise of an Option by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise. The Committee may also require that any shares of Stock surrendered as provided in Section 5(b)(ii) hereof shall be acceptable to it in its sole discretion.

      (f) No Loans. Neither the Company nor any Subsidiary may make, guarantee, or arrange for a loan or loans to a Participant with respect to the exercise of any Option or other payment in connection with any Award.

      (g) Awards to Comply with Section 162(m). The Committee may (but is not required to) grant an Award pursuant to the Plan to a Participant which Award is intended to qualify as "performance-based compensation" under Section 162(m) of the Code (a "Performance-Based Award"). The right to receive a Performance-Based Award, other than Options granted at not less than Fair Market Value, shall be conditional upon the achievement of performance goals established by the Committee in writing at the time such Performance-Based Award is granted. Such performance goals, which may vary from Participant to Participant and Performance-Based Award to Performance-Based Award, shall be based upon the attainment by the Company or any Subsidiary, division or department of specific amounts of, or increases in, one or more of the following, any of which may be measured either in absolute terms or as compared to another company or companies: earnings per share, net income, operating margin, return on equity, total stockholder return, revenue, cash flow, net worth, book value, shareholders' equity, market performance and/or the completion of certain business or capital transactions. Before any compensation pursuant to a Performance-Based Award is paid, the Committee shall certify in writing that the performance goals applicable to the Performance-Based Award were in fact satisfied.

      The maximum amount which may be granted as Performance-Based Awards to any Participant in any calendar year shall not exceed (i) Stock-Based Awards (whether payable in cash or stock) for 250,000 shares of Stock, subject to adjustment as provided in Section 9(a) hereof, and (ii) cash payments of one percent (1%) of the Company's operating profit for the calendar year in respect of which such cash payment is made. For this purpose, "operating profit" shall mean the Company's income before taxes, unusual charges and changes in accounting principles.

      (h) Change of Control. In the event of a Change of Control of the Company, all Awards granted under the Plan (including Performance-Based Awards) that are still outstanding and not yet vested or exercisable or which are subject to restrictions shall become immediately 100% vested in each Participant or shall be free of any restrictions, as of the first date that the definition of Change of Control has been fulfilled, and shall be exercisable for the remaining duration of the Award. All Awards that are exercisable as of the effective date of the Change of Control will remain exercisable for the remaining duration of the Award.

8. Non-Employee Directors' Equity Compensation Election

      Commencing with May 1998 (if shareholders of the Company approve the Plan as provided in Section 10(g) hereof), and in each year thereafter, each Non-Employee Director shall have the right to elect, not later than July 15 in the case of calendar year 1998 and December 15 in each


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subsequent year during the term of the Plan, to receive up to such portion of such Non-Employee Director's annual retainer for the following year's service (or in the case of 1998 for the remaining portion of the year) as a director as the Board of Directors of the Company shall determine (which may, in the discretion of the Board of Directors, be the entire amount of the annual retainer), exclusive of any per meeting fees, committee fees or expense reimbursements, in shares of Stock. The Board of Directors shall, or may delegate to the Committee the authority to, prescribe the forms of election and of the agreement embodying the terms and conditions applicable to such payments in shares of Stock, including appropriate adjustments in the event the Non-Employee Director's services as a director are terminated prior to the end of the year with respect to which he or she made such an election. Payment in shares of Stock shall be made in arrears on the January 15 (or such other date on or about January 15 as the Board of Directors may designate) following the calendar year in respect of which the election was made. The total number of shares of Stock payable to a Non-Employee Director pursuant hereto shall be determined by dividing that portion (or all, as the case may be) of the Non-Employee Director's annual retainer to be paid in shares of Stock by the Fair Market Value of shares of Stock as of July 15 for calendar year 1998, and as of the December 15 preceding the calendar year in respect of which the election was made (or if such date is not a business day, as of the immediately preceding business day), provided that no fractional shares shall be issued and any amount in lieu thereof shall be paid in cash.

9.   Adjustments upon Changes in Capitalization;
     Acceleration in Certain Events

      (a) Changes in Capitalization. In the event that the Committee shall determine that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event, affects the Stock or the book value of the Company such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock issuable in respect of outstanding Awards, (iii) the aggregate number and kind of shares of Stock available under the Plan, and (iv) the exercise price, grant price, or purchase price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award; provided, however, in each case, that no adjustment shall be made which would cause the Plan to violate Section 422(b)(1) of the Code with respect to ISOs or would adversely affect the status of a Performance-Based Award as "performance-based compensation" under Section 162(m) of the Code.

      (b) Other Adjustments. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding paragraph) affecting the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, no adjustment shall be made in any outstanding Performance-Based Awards to the extent that such adjustment would adversely affect the status of that Performance-Based Award as "performance-based compensation" under Section 162(m) of the Code.

10. General Provisions

      (a) Changes to the Plan and Awards.

            (i) The Board of Directors of the Company may amend, alter, suspend, discontinue, or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of the Company's shareholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company's shareholders within one year after such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to the shareholders for approval; provided, however, that without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted and any Award Agreement relating thereto. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that (A) no such amendment, alteration, suspension, discontinuation or termination may be made to the extent that it would adversely affect the status of a Performance-Based Award as "performance-based compensation" under Section 162(m) of the Code; and (B) without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation or termination may materially and adversely affect the rights of such Participant under such Award.

            (ii) Notwithstanding the foregoing, (A) any performance condition specified in connection with an Award shall not be deemed a fixed contractual term, but shall remain subject to adjustment by the Committee, in its discretion, at any time in view of the Committee's assessment of the Company's strategy, performance of comparable companies, and other circumstances, except to the extent that any such adjustment to a performance condition would adversely affect the status of a Performance-Based Award as "performance-based compensation" under Section 162(m) of the Code; and (B) unless approved by the shareholders of the Company, no amendment will: (x) change the class of persons eligible to receive Awards; (y) materially increase the benefits accruing to Participants under the Plan; or (z) increase the number of shares of Stock subject to the Plan.

      (b) No Right to Award or Employment; Shareholder Rights. No employee or other person shall have any claim or right to receive an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any Subsidiary. There is no obligation for uniformity of treatment of Participants. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Stock is duly issued or transferred to the Participant in accordance with the terms of the Award.

      (c) Taxes. The Company or any Subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations.

      (d) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or any Subsidiary, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan (other than an ISO) be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

      (e) Discretion. In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise of, or declination to exercise, such grant of authority or discretion would have upon the affected Participant, any other Participant, any employee, the Company, any Subsidiary, any shareholder or any other person.

      (f) Term; Effective Date. The effective date of the Plan is March 24, 1998. The Plan shall continue for a period of three years from such effective date until March 24, 2001, or such earlier date as it may be terminated by the Board of Directors as provided herein. No Award shall be made under the Plan from and after such termination date.

      (g) Shareholder Approval. Awards may be granted hereunder at any time after the effective date of the Plan; provided, however, that any Stock-Based Award granted prior to the receipt of shareholder approval of the Plan shall not be effective until such shareholder approval has been obtained.


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